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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AND REPORT ON SCHEDULE

To the Board of Directors and Stockholders of
PanAmSat Holding Corporation
Wilton, CT

        We consent to the use in this Registration Statement on Form S-4 of our report relating to the consolidated financial statements of PanAmSat Corporation and subsidiaries dated March 5, 2004 (July 16, 2004 as to Note 13, October 8, 2004, as to Notes 2 and 10 with respect to the Company's stock split, November 19, 2004 as to Note 16 and December 17, 2004 as to Note 14) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill), appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the heading "Experts" in such Prospectus.

        Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of PanAmSat Corporation. This financial statement schedule is the responsibility of the Corporation's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects, the information set forth therein.

DELOITTE & TOUCHE LLP
Stamford, CT
December 17, 2004

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  Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REPORT ON SCHEDULE